Darren K. DeStefano
T: +1 703 456 8034
ddestefano@cooley.com

June 22, 2020

Luna Innovations Incorporated
301 First Street, SW, Suite 200
Roanoke, Virginia 24011

Ladies and Gentlemen:

We have represented Luna Innovations Incorporated, a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S‑8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to 1,200,000 shares (the “Shares”) of the Company’s Common Stock, par value $0.001 per share (“Common Stock”), pursuant to the Company’s 2020 Employee Stock Purchase Plan (the “Plan”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and the related prospectus, (b) the Company’s Amended and Restated Certificate of Incorporation, and the Company’s Amended and Restated Bylaws, each as currently in effect, (c) the Company’s Certificate of Designations of Series A Convertible Preferred Stock, (d) the Plan and (e) originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials , and the due authorization, execution and delivery by all persons other than the Company of all documents where authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plan, the Registration Statement and the related prospectus, will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

COOLEY LLP
By: /s/ Darren K. DeStefano
Darren K. DeStefano